Exhibit a(5)(v)

Actions Semiconductor Announces
Final Results of its Tender Offer

ZHUHAI, China, September 26, 2014 -- Actions Semiconductor Co., Ltd. (Nasdaq: ACTS) (“Actions Semiconductor” or the “Company”), one of China’s leading fabless semiconductor companies that provides comprehensive portable multimedia and mobile internet system-on-a-chip (SoC) solutions for portable consumer electronics, announced today the final results of its previously announced “Dutch auction” tender offer for the purchase for cash up to 60,000,000 of its issued and outstanding ordinary shares (the “Shares”) (including Shares represented by American Depositary Shares (the “ADSs” and together with the Shares, the “Securities”)), at a purchase price not greater than $7/15 per Share (or $2.80 per ADS) nor less than $5/12 per Share (or $2.50 per ADS), which expired at 5:00 P.M., Eastern Daylight Savings time, on Thursday, September 18, 2014.

Actions Semiconductor has accepted for purchase 60,001,063 Shares (including Shares represented by ADSs) at a price of $5/12 per Share (or $2.50 per ADS), for an aggregate cost of approximately $25.0 million, excluding fees and expenses relating to the tender offer.

Based on the final tabulation by Laurel Hill Advisory Group Company, the depositary for the tender offer (the “Depositary”), a total of 192,940,159 Shares (including Shares represented by ADSs) were properly tendered and not withdrawn, of which 110,267,259 Shares (including Shares represented by ADSs) were properly tendered and not withdrawn at a price of $5/12 per Share (or $2.50 per ADS). Actions Semiconductor has been informed by the Depositary that the final proration factor is approximately 54.41%.

The Depositary will promptly issue payment for the Securities validly tendered and accepted for purchase. The Company expects such payments to be made on or about September 26, 2014. The Depositary will promptly return any validly tendered Securities that are not purchased pursuant to the tender offer to the tendering holders.

Immediately following the purchase of the tendered Securities, Actions Semiconductor expects to have approximately 354,974,183 Shares (including Shares represented by ADSs) issued and outstanding.

Security holders, banks and brokers who have any questions regarding the Offer may call the information agent: Laurel Hill Advisory Group, LLC at (888) 742-1305, or the dealer managers: Laurel Hill Securities, LLC at (516) 396-7905 or Imperial Capital, LLC at (212) 351-9433. Banks and brokers may call the information agent collect at (516) 933-3100 and all others may call the information Agent toll-free at (888) 742-1305.

About Actions Semiconductor

Actions Semiconductor is one of China’s leading fabless semiconductor companies that provides comprehensive portable multimedia and mobile internet system-on-a-chip (SoC) solutions for portable consumer electronics. Actions Semiconductor products include SoCs, firmware, software, solution development kits, as well as detailed specifications of other required components. Actions Semiconductor also provides total product and technology solutions that allow customers to quickly introduce new portable consumer electronics to the mass market in a cost effective way. The Company is headquartered in Zhuhai, China, with offices in Shanghai and Shenzhen. For more information, please visit the Actions Semiconductor website at http://www.actions-semi.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this release that are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to the completion of the tender offer, the proration of shares tendered and the payment for shares tendered. Actions Semiconductor uses words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project“ and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are estimates reflecting current assumptions, expectations and projections about future events and involve significant risks, both known and unknown, uncertainties and other factors that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to, the number of shares tendered by Security holders, the Company’s proposed cash requirements and future prospects and results of operations, and current market and economic conditions, as well as such other factors described in the Company’s filings with the SEC.  In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except as required by law, Actions Semiconductor undertakes no obligation and does not intend to update or revise any forward-looking statement to reflect subsequent events or changed assumptions or circumstances.

Investor Contacts:
Elaine Ketchmere, CFA	Ally Xie, CA, CPA
Compass Investor Relations	Actions Semiconductor
eketchmere@compass-ir.com	investor.relations@actions-semi.com
+1-310-528-3031	+86-756-3392353*1018